Exhibit 99.1

SOHU.COM REPORTS FOURTH QUARTER AND FISCAL YEAR 2009 UNAUDITED FINANCIAL RESULTS

Fourth Quarter of 2009:

Total Revenues of US$135.8 Million; Up 12% Year-over-Year;

Non-GAAP Fully Diluted EPS of US$0.92, Within Group Guidance

Fiscal Year 2009:

Record Total Revenues of US$515.2 Million; Up 20% Year-over-Year;

Non-GAAP Net Income before Non-Controlling Interest of US$197.7 Million; Up 17% Year-over-Year;

Cash Balance of US$563.8 Million; An Increase of US$249.4 Million from Fiscal Year 2008

BEIJING, CHINA, February 1, 2010 – Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, communications, search, online games and mobile value-added services group, today reported unaudited financial results for the fourth quarter and fiscal year ended December 31, 2009.

Fourth Quarter Highlights

•	Total revenues were US$135.8 million, up 12% year-over-year, in line with the Group’s guidance.

•	Brand advertising revenues were US$45.9 million, up 2% year-over-year and in line with the Group’s guidance.

•	Online game revenues reached a record US$70.7 million, up 21% year-over-year and 3% quarter-over-quarter, in line with the Group’s guidance.

•

Before deducting the share of net income pertaining to the Non-Controlling Interest in the Group’s online game subsidiary Changyou, non-GAAP net income for the fourth quarter of 2009 was US$50.3 million, in line with the Group’s guidance.

•

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, on a fully diluted basis, non-GAAP net income for the fourth quarter of 2009 was US$35.8 million, or US 92 cents per fully diluted share, in line with the Group’s guidance.

Fiscal Year 2009 Highlights

•	Record total revenues and record revenues for each category.

•	Total revenues reached US$515.2 million, up 20% compared to 2008.

•	Brand advertising revenues were US$177.1 million, up 5% compared to 2008.

•	Online game revenues reached US$267.6 million, up 33% compared to 2008.

•	Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, non-GAAP net income was US$197.7 million, up 17% compared to 2008.

•	After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, on a fully diluted basis, non-GAAP net income was US$155.3 million, or US$3.98 per fully diluted share.

Explanation of the Group’s non-GAAP financial measures and related reconciliations to GAAP financial measures are included in the accompanying “Non-GAAP Disclosure” and the “Reconciliation to Unaudited Condensed Consolidated Statements of Operations.”

Dr. Charles Zhang, Chairman and CEO of Sohu, commented, “We are pleased to report another quarter of solid financial results built on the accomplishments of an exceptional year which saw us deliver record results along with an enormously successful listing of our MMORPG subsidiary Changyou. Effective business strategies and high-quality products have allowed Sohu to overcome the sluggish economy of 2009 and gain market share in many of our key business segments.

“We continue to position ourselves for long-term and sustainable growth through ongoing investments in our two complementary core businesses, namely our portal business and online game business. We believe our emphasis on securing and developing leading internet video content and technologies will drive impressive growth in both users and advertising revenues in 2010. Our persistent efforts in fighting online video piracy have started to bear fruit and have made Sohu the partner of choice for leading global and local media companies. Our online game business also continues to deliver impressive results and progress. While our three healthy and growing existing games continue to deliver solid revenues, our highly anticipated and diverse 2010 pipeline of five games will bring us increasing momentum in the coming quarters. Our second in-house developed game Duke of Mount Deer, one of the most anticipated online games in China, is progressing smoothly.”

Commenting on Sohu’s brand advertising business, Ms. Belinda Wang, Co-President and COO, added, “Brand advertising revenues were relatively modest during the fourth quarter, up 2% year-over-year. We expect advertisers to increase their marketing activities in 2010 with events such as the World Cup, Asian Games and World Expo, providing new opportunities for us to showcase our well-established media platform. We are well-positioned to capitalize on the online advertising recovery as brands continue to turn to us for new advertising solutions.”

Fourth Quarter Financial Results

Revenues

Total revenues for the fourth quarter ended December 31, 2009 were US$135.8 million, representing a decrease of 1% sequentially and an increase of 12% year-over-year.

Brand advertising revenues for the fourth quarter of 2009 totaled US$45.9 million, representing a sequential decrease of 5% and an increase of 2% year-over-year. Gross brand advertising revenues before business tax for the fourth quarter were US$50.2 million.

Online game revenues for the fourth quarter of 2009 were US$70.7 million, representing increases of 3% sequentially and 21% year-over-year.

Wireless revenues for the fourth quarter of 2009 were US$15.7 million, representing a decrease of 7% sequentially and an increase of 6% year-over-year. The quarter-over-quarter decrease was mainly attributable to China Mobile discontinuing the billing for WAP services in late November.

Gross Margin

Both GAAP and non-GAAP gross margin were 75% in the fourth quarter of 2009, compared with 76% in the third quarter of 2009 and 75% in the fourth quarter of 2008.

Brand advertising gross margin for the fourth quarter of 2009 was 65%, compared with 68% in the third quarter of 2009 and 66% in the fourth quarter of 2008. Non-GAAP brand advertising gross margin for the fourth quarter of 2009 was 65%, compared with 69% in the third quarter of 2009 and 67% in the fourth quarter of 2008.

Both GAAP and non-GAAP online game gross margin in the fourth quarter of 2009 were 92%, compared with 93% in the third quarter of 2009 and 93% in the fourth quarter of 2008.

Both GAAP and non-GAAP wireless gross margin for the fourth quarter of 2009 were 44%, compared with 43% in the third quarter of 2009 and 46% in the fourth quarter of 2008.

Operating Expenses

For the fourth quarter of 2009, Sohu’s operating expenses totaled US$48.8 million. Non-GAAP operating expenses totaled US$45.0 million, down 4% sequentially from US$46.7 million and up 14% year-over-year. The year-on-year increase primarily reflects an increase in marketing expenses.

Operating Margin

Non-GAAP operating profit margin was 42% for the fourth quarter of 2009, compared with 42% in the previous quarter and 43% in the fourth quarter of 2008.

Income Tax Expense

For the fourth quarter of 2009, excluding non-cash income tax expense of US$3.9 million recorded for the tax benefits from share-based awards, non-GAAP income tax expense was US$8.2 million, compared with US$7.0 million in the previous quarter.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the fourth quarter of 2009 was US$42.4 million, down 10% quarter-over-quarter and 25% year-over-year. Non-GAAP net income for the fourth quarter of 2009 was US$50.3 million, down 2% quarter-over-quarter and 15% year-over-year, in line with the Group’s guidance.

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income attributable to Sohu for the fourth quarter of 2009 was US$29.4 million, or US 76 cents per fully diluted share. Non-GAAP net income attributable to Sohu for the fourth quarter of 2009 was US$35.8 million, or US 92 cents per fully diluted share, a decrease of 4% quarter-over-quarter, in line with the Group’s guidance.

Cash Balance

The Group continued to maintain a debt-free balance sheet and a strong cash position of US$563.8 million as of December 31, 2009.

Fiscal Year 2009 Financial Results

Revenues

Total revenues for the fiscal year 2009 were US$515.2 million, up 20% compared to 2008.

Brand advertising revenues for the fiscal year 2009 were US$177.1 million, up 5% compared to 2008. Gross brand advertising revenues before business tax for the fiscal year 2009 were US$193.8 million.

Online game revenues for the fiscal year 2009 were US$267.6 million, up 33% compared to 2008. Revenues from game operations for the fiscal year 2009 were US$259.8 million, up 33% compared to 2008. Overseas licensing revenues for the fiscal year 2009 were US$7.8 million, up 8% compared to 2008.

Wireless revenues for the fiscal year 2009 were US$60.8 million, up 29% compared to 2008.

Gross Margin

Both GAAP and non-GAAP gross margin were 76% for the fiscal year 2009, compared to 75% in 2008.

Brand advertising gross margin was 66% for the fiscal year 2009, compared to 65% in 2008. Brand advertising non-GAAP gross margin was 67% for the fiscal year 2009, compared to 66% in 2008.

Online game gross margin was 93% for the fiscal year 2009, compared to 93% in 2008. Online game non-GAAP gross margin was 94% for the fiscal year 2009, compared to 93% in 2008.

Both GAAP and non-GAAP wireless gross margin were 43% for the fiscal year 2009, compared to 48% in 2008.

Operating Expenses

For the fiscal year 2009, Sohu’s operating expenses totaled US$187.5 million. Non-GAAP operating expenses for the fiscal year 2009 increased 15% to US$171.3 million. The year-over-year increase primarily reflects an increase in head count and related costs, as well as an increase in marketing expenses.

Operating Margin

Non-GAAP operating profit margin for the fiscal year 2009 was 43%, compared to 41% in 2008.

Income Tax Expense

For the fiscal year of 2009, excluding non-cash income tax expense of US$3.9 million recorded for the tax benefits from share-based awards, non-GAAP income tax expense was US$29.8 million, compared with US$9.0 million in the previous year.

Net Income

Before deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the fiscal year 2009 was US$176.4 million, up 11% compared to 2008; non-GAAP net income for the fiscal year 2009 was US$197.7 million, up 17% compared to 2008.

After deducting the share of net income pertaining to the Non-Controlling Interest in Changyou, GAAP net income for the fiscal year 2009 was US$139.3 million, or US$3.57 per fully diluted share. Non-GAAP net income attributable to Sohu for the fiscal year 2009 was US$155.3 million, or US$3.98 per fully diluted share.

Supplementary Metrics for the Group’s Online Game Results

Fourth Quarter 2009 Operational Results

Aggregate registered accounts for Changyou’s games as of December 31, 2009 increased 8% quarter-over-quarter and 41% year-over-year to 80.9 million.

Aggregate peak concurrent users (“PCU”) for Changyou’s games was approximately 990,000, an increase of 9% quarter-over-quarter and an increase of 19% year-over-year.

Aggregate active paying accounts (“APA”) for Changyou’s games was flat quarter-over-quarter and increased 21% year-over-year to 2.4 million.

Average revenue per active paying account (“ARPU”) for Changyou’s games increased 3% quarter-over-quarter and 1% year-over-year to RMB196, which Changyou believes is within a range that is affordable for the majority of Chinese game players.

Fourth Quarter and Fiscal Year 2009 Revenues

Total revenues for the fourth quarter of 2009 increased 3% quarter-over-quarter and 21% year-over-year to US$70.7 million. Total revenues for the fiscal year 2009 were US$267.6 million, an increase of 33% from US$201.8 million for the fiscal year 2008.

Revenues from game operations for the fourth quarter of 2009 increased 3% quarter-over-quarter and 22% year-over-year to US$68.6 million. The sequential increase primarily reflects the growing popularity of Changyou’s games. The year-over-year increase was mainly due to increased popularity of Changyou’s flagship game, TLBB. Revenues from game operations for the fiscal year 2009 were US$259.8 million, an increase of 33% from US$194.6 million for the fiscal year 2008. The increase was mainly due to increased popularity of Changyou’s flagship game, TLBB.

Overseas licensing revenues for the fourth quarter of 2009 increased 15% quarter-over-quarter and 5% year-over-year to US$2.1 million. Overseas licensing revenues for the fiscal year 2009 were US$7.8 million, an increase of 8% from US$7.2 million for the fiscal year 2008. The increase was mainly due to increased momentum of TLBB in Vietnam and Malaysia.

Stock Repurchase Program

During the fourth quarter of 2009, under the stock repurchase program approved by Board in the third quarter of 2008, Sohu repurchased 751,224 shares common stock at an average price of US$53.26, for total consideration of US$40.0 million.

As of December 31, 2009, Sohu had purchased 1,252,910 Sohu shares in the open market, at an average price of US$47.89 for a total consideration of US$60.0 million.

Ms. Carol Yu, Co-President and CFO of Sohu, commented, “Including our fourth quarter results, Sohu has generated record total revenues in eleven out of the past twelve quarters; an impressive accomplishment considering the challenging economic environment of 2009. We are very pleased with our results in 2009 as we consistently achieved balanced growth across our key businesses. Going forward into 2010, we are confident in our ability to leverage our strong balance sheet and sound business strategies to achieve sustainable growth that will deliver long-term value to our shareholders.”

Business Outlook

Sohu estimates total revenues for the first quarter of 2010 to be between US$123.0 million and US$128.0 million, with advertising revenues of US$40.0 million to US$42.0 million.

Sohu estimates brand advertising revenues for the first quarter of 2010 to be between US$38.0 million and US$40.0 million.

Sohu estimates online game revenues for the first quarter of 2010 to be between US$70.0 million and US$73.0 million.

Sohu estimates non-GAAP net income for the first quarter of 2010, before deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, to be between US$45.0 million to US$47.5 million. After deducting the share of non-GAAP net income pertaining to the Non-Controlling Interest in Changyou, Sohu estimates non-GAAP net income for the first quarter of 2010 to be between US$31.0 million to US$33.0 million and non-GAAP fully diluted earnings per share for the first quarter of 2010 to be between US 78 cents and US 83 cents.

Taking into consideration impact of the recent new grants of share-based awards, Sohu estimates compensation expense and income tax expense related to share-based awards for the first quarter of 2010 to be between US$6.5 million and US$7.5 million, which includes Changyou’s share-based compensation expense for the first quarter of 2010 estimated to be between US$3.0 million and US$3.5 million. Considering Sohu’s share in Changyou, the estimated impact of this expense is expected to reduce Sohu’s fully diluted earnings per share for the first quarter of 2010 under US GAAP by US 14 cents to US 16 cents.

Non-GAAP Disclosure

To supplement the unaudited consolidated financial statements presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”), Sohu’s management uses non-GAAP measures of cost of revenues, operating expenses, net income and net income per share, which are adjusted from results based on GAAP to exclude the impact of share-based awards granted to employees on the consolidated statements of operations, which consists mainly of share-based compensation expense and non-cash tax benefits from excess tax deductions related to share-based awards. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Sohu’s management believes excluding the impact of share-based awards from its non-GAAP financial measure is useful for itself and investors. Further, the impact of share-based awards cannot be anticipated by management and business line leaders and these expenses were not built into the annual budgets and quarterly forecasts, which have been the basis for information Sohu provides to analysts and investors as guidance for future operating performance. As the impact of share-based awards does not involve any upfront or subsequent cash outflow, Sohu does not factor this in when evaluating and approving expenditures or when determining the allocation of its resources to its business segments. As a result, in general, the monthly financial results for internal reporting and any performance measure for commissions and bonuses are based on non-GAAP financial measures that exclude the impact of share-based awards.

The non-GAAP financial measures are provided to enhance investors’ overall understanding of Sohu’s current financial performance and prospects for the future. A limitation of using non-GAAP cost of revenues, operating expenses, net income and net income per share, excluding the impact of share-based awards, is that the impact of share-based awards have been and will continue to be a significant recurring expense in Sohu’s business for the foreseeable future. In order to mitigate these limitations Sohu has provided specific information regarding the GAAP amounts excluded from each non-GAAP measure. The accompanying tables include details on the reconciliation between the GAAP financial measures that are most directly comparable to the non-GAAP financial measures that have been presented.

Notes to Financial Information

Financial information in this press release other than the information indicated as being non-GAAP is extracted from Sohu’s unaudited interim financial statements prepared in accordance with GAAP.

On June 20, 2006, Sohu discontinued its own e-commerce platform of physical consumer goods. While processing the disposal of its e-commerce business, Sohu is reporting the related business activities as discontinued operations. Sohu’s income statement separates out discontinued operations for both current and prior periods in order to focus on continuing operations and provide a consistent basis for comparing financial performance over time.

Safe Harbor Statement

This announcement contains forward-looking statements. It is currently expected that the Business Outlook will not be updated until release of Sohu’s next quarterly earnings announcement; however, Sohu reserves right to update its Business Outlook at any time for any reason. Statements that are not historical facts, including statements about Sohu’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements involve inherent risks and uncertainties. Sohu cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the current global financial and credit markets crisis and its potential impact on the Chinese economy, the slower growth the Chinese economy experienced during the latter half of 2008 and in 2009, which could continue through 2010, the uncertain regulatory landscape in the People’s Republic of China, fluctuations in Sohu’s quarterly operating results, Sohu’s historical and possible future losses, and its reliance on online advertising sales, online games and wireless services (most wireless revenues are collected from a few mobile network operators) for its revenues. Further information regarding these and other risks is included in Sohu’s annual report on Form 10-K for the year ended December 31, 2008, and other filings with the Securities and Exchange Commission.

Conference Call and Webcast

Sohu’s management team will host a conference call at 8:30 a.m. ET, February 1, 2010 (9:30 p.m. February 1, 2010 Beijing/Hong Kong time). To listen to the conference call, please use the dial in numbers below:

US:	+1-480-629-9724
International:	+852-3009-5027

Please dial in 10 minutes before the call is scheduled to begin and provide the passcode to join the call. The passcode is “SOHU.”

A replay of the conference call may be accessed by phone at the following number until February 8, 2010:

International:	+852-3056-2777
Passcode:	4201220#

The conference call will be available on webcast live and available for replay at: http://corp.sohu.com/.

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com.

Sohu corporate services consist of brand advertising on its matrix of websites as well as paid listing and bid listing on its in-house developed search directory and engines. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. The Group’s massively multiplayer online role-playing game (MMORPG) subsidiary, Changyou.com (NASDAQ: CYOU), currently operates three MMORPGs, Tian Long Ba Bu, Blade Online and Blade Hero 2. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its fourteenth year of operation.

For investor and media inquiries, please contact:

In China:

Mr. James Deng

Senior Finance Director

Sohu.com Inc.

Tel:      +86 (10) 6272-6596

E-mail: ir@contact.sohu.com

Ms. Cathy Li

Ogilvy Financial, Beijing

Tel:      +86 (10) 8520-6104

E-mail: cathy.li@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel:      +1 (646) 460-9989

E-mail: jessica.cohen@ogilvypr.com

SOHU.COM INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

	Three Months Ended			Twelve Months Ended

	Dec. 31, 2009	Sep. 30, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Revenues:
Advertising
Brand advertising	$45,876	$48,502	$45,024	$177,073	$169,268
Sponsored search	2,929	2,292	1,625	8,552	6,669

Subtotal of advertising revenues	48,805	50,794	46,649	185,625	175,937

Online games	70,698	68,684	58,390	267,585	201,845
Wireless and others	16,328	17,107	16,533	62,029	51,269

Total revenues	135,831	136,585	121,572	515,239	429,051

Cost of revenues:
Advertising
Brand advertising (includes share-based compensation expense of $141, $149, $308, $787 and $1,200, respectively)	16,238	15,418	15,266	59,451	59,443
Sponsored search (includes share-based compensation expense of $1, $19, $3, $26 and $19, respectively)	3,079	2,728	1,916	10,370	6,816

Subtotal of cost of advertising revenues	19,317	18,146	17,182	69,821	66,259

Online games (includes share-based compensation expense of $57, $169, $4, $324 and $14, respectively)	5,419	4,713	4,374	17,505	14,567
Wireless and others (includes share-based compensation expense of $0, $11, $1, $12 and $5, respectively)	9,097	10,331	8,677	36,069	26,488

Total cost of revenues	33,833	33,190	30,233	123,395	107,314

Gross profit	101,998	103,395	91,339	391,844	321,737

Operating expenses:
Product development (includes share-based compensation expense of $1,952, $2,204, $1,580, $8,729 and $6,749, respectively)	14,461	14,531	14,424	56,943	49,713
Sales and marketing (includes share-based compensation expense of $96, $152, $174, $747 and $896, respectively)	25,405	25,457	19,500	93,498	84,691
General and administrative (includes share-based compensation expense of $1,687, $1,780, $321, $6,694 and $1,737, respectively)	8,801	10,721	7,535	36,624	22,695
Amortization of intangible assets	93	93	200	388	796

Total operating expenses	48,760	50,802	41,659	187,453	157,895

Operating profit	53,238	52,593	49,680	204,391	163,842

Other income (expense)	239	40	(54)	342	(535)
Interest income and exchange difference	1,136	1,469	1,221	5,001	4,288

Income before income tax expense	54,613	54,102	50,847	209,734	167,595

Income tax expense (benefit)	12,168	7,022	(5,745)	33,745	9,009

Income from continuing operations	42,445	47,080	56,592	175,989	158,586

Gain (Loss) from discontinued e-commerce operations	—	—	(0)	446	(0)
Net income	42,445	47,080	56,592	176,435	158,586
Less: Net income(loss) attributable to the noncontrolling interest	10,096	9,726	(33)	28,602	(51)

Net income attributable to Sohu.com Inc.	32,349	37,354	56,625	147,833	158,637

Basic net income per share attributable to Sohu.com Inc.	$0.84	$0.97	$1.48	$3.86	$4.16

Shares used in computing basic net income per share attributable to Sohu.com Inc.	38,317	38,410	38,311	38,294	38,168

Diluted net income per share attributable to Sohu.com Inc.	$0.76	$0.88	$1.45	$3.57	$4.06

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,920	39,082	39,090	38,969	39,117

SOHU.COM INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED, IN THOUSANDS)

	As of Dec. 31, 2009	As of Dec. 31, 2008

ASSETS
Current assets:
Cash and cash equivalents	$563,782	$314,425
Accounts receivable, net	46,610	36,869
Prepaid and other current assets	10,781	27,551

Total current assets	621,173	378,845
Fixed assets, net	115,088	76,237
Goodwill	55,555	55,555
Intangible assets, net	7,933	5,654
Restricted cash	—	2,671
Other assets, net	28,524	2,914

Total assets	$828,273	$521,876

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,602	$4,339
Accrued liabilities to suppliers and agents	41,103	33,054
Receipts in advance and deferred revenue	36,944	31,446
Tax payables	21,953	18,892
Other accrued liabilities	45,895	43,051

Total current liabilities	150,497	130,782

Shareholders’ equity:
Sohu.com Inc. shareholders’ equity	609,781	385,946
Noncontrolling interest	67,995	5,148

Total shareholders’ equity	677,776	391,094

Total liabilities and shareholders’ equity	$828,273	$521,876

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Three Months Ended Dec. 31, 2009			Three Months Ended Sep. 30, 2009			Three Months Ended Dec. 31, 2008

	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$48,805	$—	$48,805	$50,794	$—	$50,794	$46,649	$—	$46,649
Less: Cost of advertising revenues	19,317	(142)	19,175	18,146	(168)	17,978	17,182	(311)	16,871

Advertising gross profit	$29,488	$142	$29,630	$32,648	$168	$32,816	$29,467	$311	$29,778

Advertising gross margin	60%		61%	64%		65%	63%		64%

Online games revenues	$70,698	$—	$70,698	$68,684	$—	$68,684	$58,390	$—	$58,390
Less: Cost of online games revenues	5,419	(57)	5,362	4,713	(169)	4,544	4,374	(4)	4,370

Online games gross profit	$65,279	$57	$65,336	$63,971	$169	$64,140	$54,016	$4	$54,020

Online games gross margin	92%		92%	93%		93%	93%		93%

Wireless and others revenues	$16,328	$—	$16,328	$17,107	$—	$17,107	$16,533	$—	$16,533
Less: Cost of wireless and others revenues	9,097	—	9,097	10,331	(11)	10,320	8,677	(1)	8,676

Wireless and others gross profit	$7,231	$—	$7,231	$6,776	$11	$6,787	$7,856	$1	$7,857

Wireless and others gross margin	44%		44%	40%		40%	48%		48%

Total revenues	$135,831	$—	$135,831	$136,585	$—	$136,585	$121,572	$—	$121,572
Less: Total cost of revenues	33,833	(199)	33,634	33,190	(348)	32,842	30,233	(316)	29,917

Gross profit	$101,998	$199	$102,197	$103,395	$348	$103,743	$91,339	$316	$91,655

Gross margin	75%		75%	76%		76%	75%		75%

Operating expenses	$48,760	$(3,735)	$45,025	$50,802	$(4,136)	$46,666	$41,659	$(2,075)	$39,584

Operating profit	$53,238	$3,934	$57,172	52,593	$4,484	$57,077	$49,680	$2,391	$52,071

Operating margin	39%		42%	39%		42%	41%		43%

Income tax expense(benefit)	$12,168	$(3,927)	$8,241	$7,022	$—	$7,022	$(5,745)	$—	$(5,745)

Net income before Non-Controlling Interest	$42,445	$7,861	$50,306	$47,080	$4,484	$51,564	$56,592	$2,391	$58,983

Net income attributable to Sohu.com Inc.	$32,349	$6,996	$39,345	$37,354	$3,567	$40,921	$56,625	$2,391	$59,016

Diluted net income per share attributable to Sohu.com Inc.	$0.76		$0.92	$0.88		$0.96	$1.45		$1.50

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,920		38,957	39,082		39,129	39,090		39,281

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Certain amounts from prior periods have been reclassified to conform with current period presentation.

SOHU.COM INC.

RECONCILIATIONS TO UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED, IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

NON-GAAP NET INCOME EXCLUDING SHARE-BASED COMPENSATION EXPENSE

	Twelve Months Ended Dec. 31, 2009			Twelve Months Ended Dec. 31, 2008
	GAAP	Non-GAAP Adjustments (a)	Non-GAAP	GAAP	Non-GAAP Adjustments (a)	Non-GAAP
Advertising revenues	$185,625	$—	$185,625	$175,937	$—	$175,937
Less: Cost of advertising revenues	69,821	(813)	69,008	66,259	(1,219)	65,040

Advertising gross profit	$115,804	$813	$116,617	$109,678	$1,219	$110,897

Advertising gross margin	62%		63%	62%		63%

Online games revenues	$267,585	$—	$267,585	$201,845	$—	$201,845
Less: Cost of online games revenues	17,505	(324)	17,181	14,567	(14)	14,553

Online games gross profit	$250,080	$324	$250,404	$187,278	$14	$187,292

Online games gross margin	93%		94%	93%		93%

Wireless and others revenues	$62,029	$—	$62,029	$51,269	$—	$51,269
Less: Cost of wireless and others revenues	36,069	(12)	36,057	26,488	(5)	26,483

Wireless and others gross profit	$25,960	$12	$25,972	$24,781	$5	$24,786

Wireless and others gross margin	42%		42%	48%		48%

Total revenues	$515,239	$—	$515,239	$429,051	$—	$429,051
Less: Total cost of revenues	123,395	(1,149)	122,246	107,314	(1,238)	106,076

Gross profit	$391,844	$1,149	$392,993	$321,737	$1,238	$322,975

Gross margin	76%		76%	75%		75%

Operating expenses	$187,453	$(16,170)	$171,283	$157,895	$(9,382)	$148,513

Operating profit	$204,391	$17,319	$221,710	$163,842	$10,620	$174,462

Operating margin	40%		43%	38%		41%

Income tax expense	$33,745	$(3,927)	$29,818	$9,009	$—	$9,009

Net income before Non-Controlling Interest	$176,435	$21,246	$197,681	$158,586	$10,620	$169,206

Net income attributable to Sohu.com Inc.	$147,833	$18,012	$165,845	$158,637	$10,620	$169,257

Diluted net income per share attributable to Sohu.com Inc.	$3.57		$3.98	$4.06		$4.29

Shares used in computing diluted net income per share attributable to Sohu.com Inc.	38,969		39,051	39,117		39,417

Note:

(a)	To eliminate the impact of share-based awards as measured using the fair value method.
(b)	Certain amounts from prior periods have been reclassified to conform with current period presentation.